Exhibit 99.1

SPECTRUM PHARMACEUTICALS AND CELL THERAPEUTICS TO JOINTLY MARKET ZEVALIN,

A PROPRIETARY, MARKETED ONCOLOGY DRUG

•	ZEVALIN is Currently FDA Approved for Relapsed or Refractory Indolent Non-Hodgkin’s Lymphoma

•	sBLA for First Line Consolidation Therapy Is Currently Under Review By The FDA

•	Compliments Existing and Potential Oncology Product Portfolios of Both Companies

IRVINE, California, and SEATTLE, Washington – November 26, 2008 – Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI) and Cell Therapeutics, Inc. (Nasdaq and MTA: CTIC) announced today they have entered into an agreement to form a 50/50 owned joint venture, RIT Oncology LLC, to commercialize and develop ZEVALIN® ([90Y]-ibritumomab tiuxetan) in the United States. ZEVALIN, a radioimmunotherapeutic (RIT), is currently marketed in the United States by Cell Therapeutics, Inc. (CTI) for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma (NHL), including patients who have rituximab-refractory follicular NHL. CTI submitted a supplemental Biologics License Application (sBLA) in September 2008 to expand the label for use in first-line consolidation therapy in previously untreated patients with follicular NHL.

Non-Hodgkin’s lymphoma (NHL) is caused by the abnormal proliferation of white blood cells and normally spreads through the lymphatic system, a system of vessels that drains fluid from the body. NHL can be broadly classified into two main forms – aggressive NHL, a rapidly spreading acute form of the disease, and indolent NHL, which progresses more slowly. The American Cancer Society estimates that in the United States 66,120 people are expected to be diagnosed with, and approximately 19,160 are expected to die from, this disease in 2008. According to the National Cancer Institute’s SEER database, there were approximately 400,000 people in the U.S. with NHL in 2004.

“ZEVALIN represents a powerful addition to our marketed oncology drug portfolio,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “ZEVALIN is safe and effective in treating indolent NHL. Although approved by the FDA in 2002, its potential has not been fully realized. We are proud to partner with Cell Therapeutics, which over the past year has made great headway toward removing many of the obstacles that have kept this important drug from patients that could benefit from it. There are approximately one thousand patients currently receiving ZEVALIN treatments for refractory indolent NHL, generating approximately $15 million in annual sales. If approved for first line consolidation therapy in indolent NHL, we estimate that an additional 18,000 patients per year would be eligible to receive ZEVALIN in this setting. We assembled an experienced sales force, comprised of individuals with established track records of success, to launch our recently approved drug FUSILEV. ZEVALIN represents a complimentary product that our sales force can provide to their accounts.”

“This partnership is especially important as we hope to move toward use of ZEVALIN in first-line consolidation treatment of indolent NHL patients, which would significantly expand the available patient population,” said James A. Bianco, M.D., CEO of Cell Therapeutics. “This partnership will enable CTI to deploy a larger combined sales and marketing team to accelerate top-line product revenues in the near-term and reduce our costs to develop ZEVALIN for new growth opportunities, resulting in an increase in CTI’s bottom-line overall. Spectrum has a wealth of experience in the field of oncology, including the sales and marketing leadership that oversaw the successful launch of Abraxane® and Xeloda®. We believe the Spectrum partnership allows us to better serve patients and capitalize on the growing recognition of ZEVALIN’s effectiveness in patients with indolent NHL, while at the same time provide a significant return on investment for our shareholders.”

Under terms of the agreement, upon the closing of the transaction the companies will become the sole members of a limited liability company (LLC) whose sole purpose would be to commercialize ZEVALIN in the United States. A Board of Managers comprised of an equal number of members from both companies would be established to govern the LLC. Both parties will equally provide for the future capital requirements of the LLC and share equally in the profits and losses of the LLC. Cell Therapeutics will receive an initial payment of $7.5 million at closing and $7.5 million in early January, in addition up to $15 million product sales milestone payments upon achievement of certain revenue targets. The closing of the joint venture transaction is subject to the satisfaction of certain customary closing conditions, including the consent of Biogen Idec, Inc. to convey the ZEVALIN-related assets to the LLC. CTI and Spectrum currently expect the transaction to close in December 2008.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive strategic advisor in connection with the transaction.

About ZEVALIN®

ZEVALIN® (Ibritumomab Tiuxetan) is a form of cancer therapy called radioimmunotherapy and is indicated as part of the ZEVALIN therapeutic regimen for treatment of relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma, including patients with rituximab refractory follicular NHL. ZEVALIN is also indicated, under accelerated approval, for the treatment of relapsed or refractory, rituximab-naïve, low-grade and follicular NHL based on studies using a surrogate endpoint of overall response rate. It was approved by the FDA in February of 2002 as the first radioimmunotherapeutic agent for the treatment of NHL.

Rare deaths associated with an infusion reaction symptom complex have occurred within 24 hours of rituximab (Rituxan®) infusions. Yttrium-90 ZEVALIN administration results in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions have been reported. The most serious adverse reactions of the ZEVALIN therapeutic regimen were primarily hematologic, including neutropenia, thrombocytopenia and anemia. Infusion-related toxicities were associated with pre-administration of rituximab. The risk of hematologic toxicity correlated with the degree of bone marrow involvement prior to ZEVALIN therapy. Myelodysplasia or acute myelogenous leukemia was observed in 2 percent of patients (8 to 34 months after treatment). ZEVALIN should only be used by health care professionals qualified by training and experience in the safe use of radionuclides. Patients and healthcare professionals can visit www.zevalin.com for more information.

About Non-Hodgkin’s Lymphoma

Non-Hodgkin’s lymphoma (NHL) is caused by the abnormal proliferation of white blood cells and normally spreads through the lymphatic system, a system of vessels that drains fluid from the body. NHL can be broadly classified into two main forms – aggressive NHL, a rapidly spreading acute form of the disease, and indolent NHL, which progresses more slowly. According to the National Cancer Institute’s SEER database there were nearly 400,000 people in the U.S. with NHL in 2004. The American Cancer Society estimates that in the United States 66,120 people are expected to be diagnosed with NHL in 2008. Additionally, approximately 19,160 are expected to die from this disease in 2008.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

About Spectrum Pharmaceuticals

Spectrum is a biopharmaceutical company that acquires, develops and commercializes a diversified portfolio of drug products, with a focus mainly on oncology and urology. Spectrum’s strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for our approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in developing drugs and commercialization in our areas of focus; and, leveraging the expertise of partners around the world to assist us in the execution of our strategy. For more information, please visit Spectrum’s website at www.spectrumpharm.com.

Forward-looking statements – This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to Spectrum’s business and its future, as well as its contemplated transaction with Cell Therapeutics, Inc, the safety and effectiveness of ZEVALIN, ZEVALIN’s potential, that if approved for first line therapy in NHL, an additional 18,000 patients per year would be eligible to receive ZEVALIN in that setting, that ZEVALIN represents a complimentary product that our sales force can provide to their accounts, that the transaction will close in December 2008 and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that Spectrum’s existing and new drug candidates, may not prove safe or effective, the possibility that its existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that its existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that its efforts to acquire or in-license and develop additional drug candidates may fail, its lack of revenues, its limited marketing experience, its dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in Spectrum’s reports filed with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2007 and its subsequent Quarterly Reports on Form 10-Q. All forward looking statements in this press release speak only as of the date hereof. Spectrum does not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Information regarding Cell Therapeutics has been provided by Cell Therapeutics and not independently verified by Spectrum. Any comments by Cell Therapeutics are solely those of Cell Therapeutics and do not necessarily represent the views of Spectrum.

SPECTRUM PHARMACEUTICALS, INC.® is a registered trademark of Spectrum Pharmaceuticals, Inc. TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.

ZEVALIN® is a registered trademark of RIT Oncology, Inc.

© 2008 Spectrum Pharmaceuticals, Inc.

Cell Therapeutics Forward Looking Statement

This press release includes forward-looking statements that involve a number of risks and uncertainties, including whether the closing conditions, including the consent of Biogen Idec, Inc., will be satisfied in order to consummate the joint venture transaction, the success of the joint venture in commercializing and developing ZEVALIN, the ability of the joint venture to accelerate top-line revenues in the near-term, and the ability to integrate ZEVALIN into Spectrum’s commercial, marketing and medical affairs teams ,the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of ZEVALIN include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with ZEVALIN in particular including, without limitation, the potential for ZEVALIN FIT data to be acceptable to the FDA for this expanded indication or any other indication, the potential that the FDA will not grant priority review to the sBLA, the ability of CTI to continue to raise capital to fund its operations, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, and costs of developing, producing and selling ZEVALIN. There is also a risk that even if label expansion of ZEVALIN is approved, it may not result in a significant market increase for the drug due to the presence of other treatment options, failure to gain market acceptance and other factors. You should also review the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Spectrum Contacts

Russell Skibsted – Chief Business Officer

949-788-6700x234

Paul Arndt – Manager, Investor Relations

949-788-6700x234

Cell Therapeutics Contacts

Media Contact:

Dan Eramian, 206-272-4343

media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell, 206-272-4345

Lindsey Jesch Logan, 206-272-4347

invest@ctiseattle.com

www.CellTherapeutics.com/investors